Exhibit 99.1

3756 Central Avenue	Contacts:
Riverside, CA 92506	Craig G. Blunden, CEO
(951) 686 – 6060	Donavon P. Ternes, COO, CFO

PROVIDENT FINANCIAL HOLDINGS
REPORTS THIRD QUARTER RESULTS

Net Interest Margin Expands by 18 Basis Points

Loans Originated For Sale Increase by 322%

Significant Increase in Gain on Sale of Loans

Capital Ratios Remain Significantly Above “Well-Capitalized” Regulatory Thresholds

Riverside, Calif. – April 29, 2009 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced third quarter results for the fiscal year ending June 30, 2009.
            For the quarter ended March 31, 2009, the Company reported a net loss of $(2.57) million, or $(0.41) per diluted share (on 6.22 million average shares outstanding), compared to net income of $957,000, or $0.15 per diluted share (on 6.20 million average shares outstanding), in the comparable period a year ago.  The decrease in the third quarter results was primarily attributable to an increase in the provision for loan losses, partly offset by an increase in non-interest income.
“Poor economic conditions resulted in an increase in delinquent loans requiring a $13.5 million provision for loan losses during the quarter ended March 31, 2009.  The Company will continue to monitor economic conditions and necessarily respond to further deterioration by bolstering our allowance for loan losses,” said Craig G. Blunden,

Chairman, President and Chief Executive Officer of the Company.  “On a positive note, the unprecedented actions of the U.S. government during this economic crisis have resulted in significantly lower mortgage interest rates which have led to a meaningful improvement in our mortgage banking business.  We expect the favorable mortgage banking environment will provide the Company with a tremendous opportunity to improve core earnings.”
                As of March 31, 2009 the Bank exceeded all regulatory capital requirements and is deemed “well-capitalized” with Tangible Capital, Core Capital, Total Risk-Based Capital and Tier 1 Risk-Based Capital ratios of 7.06 percent, 7.06 percent, 12.68 percent and 11.42 percent, respectively.  As of June 30, 2008 these ratios were 7.19 percent, 7.19 percent, 12.25 percent and 10.99 percent, respectively.  For each period, the capital ratios were well above the minimum required ratios to be deemed “well-capitalized” (5.00 percent for Core Capital, 10.00 percent for Total Risk-Based Capital and 6.00 percent for Tier 1 Risk-Based Capital).
Return on average assets for the third quarter of fiscal 2009 was negative (0.67) percent, compared to 0.23 percent for the same period of fiscal 2008.  Return on average stockholders’ equity for the third quarter of fiscal 2009 was negative (8.69) percent, compared to 2.99 percent for the comparable period of fiscal 2008.
On a sequential quarter basis, the third quarter results improved to a net loss of $(2.57) million from a net loss of $(6.51) million in the second quarter of fiscal 2009.  The improvement was primarily attributable to a decrease in the provision for loan losses and a significant increase in non-interest income and, to a much lesser extent, an increase in net interest income, partly offset by an increase in operating expenses.  Diluted loss per share improved $0.64, to a loss of $(0.41) from a loss of $(1.05) per share in the second quarter of fiscal 2009.  Return on average assets improved 100 basis points to negative (0.67) percent for the third quarter of fiscal 2009 from negative (1.67) percent in the second quarter of fiscal 2009 and return on average equity for the third quarter of fiscal 2009 was negative (8.69) percent, compared to negative (21.44) percent for the second quarter of fiscal 2009.
For the nine months ended March 31, 2009, the net loss was $(8.75) million, compared to net income of $2.61 million in the comparable period ended March 31, 2008; and diluted earnings per share for the nine months ended March 31, 2009 decreased to a loss of $(1.41) from earnings of $0.42 for the comparable period last year.  Return on average assets for the nine months ended March 31, 2009 decreased to negative (0.74) percent from 0.22 percent for the nine-month period a year earlier.  Return on average stockholders’ equity for the nine months ended March 31, 2009 was negative (9.62) percent, compared to 2.73 percent for the same nine-month period a year earlier.
Net interest income before provision for loan losses decreased slightly to $10.67 million in the third quarter of fiscal 2009 from $10.72 million for the same period in fiscal 2008.  Non-interest income increased $4.79 million, or 299 percent, to $6.39 million in the third quarter of fiscal 2009 from $1.60 million in the comparable period of fiscal 2008, reflecting an increase in the gain on sale of loans as a result of increased mortgage banking activity during the quarter, as described below.  Non-interest expense increased $649,000, or nine percent, to $7.95 million in the third quarter of fiscal 2009 from $7.30 million in the comparable period in fiscal 2008.

The average balance of loans outstanding decreased by $100.1 million, or seven percent, to $1.30 billion in the third quarter of fiscal 2009 from $1.40 billion in the same quarter of fiscal 2008.  The managed decline in the loan balance was consistent with the Company’s short-term strategy to curtail portfolio growth of multi-family, commercial real estate, construction and single-family mortgage loans held for investment and its goal of maintaining prudent capital ratios in response to deteriorating economic conditions.  The average yield decreased by 39 basis points to 5.78 percent in the third quarter of fiscal 2009 from an average yield of 6.17 percent in the same quarter of fiscal 2008.  The decrease in the average loan yield was primarily attributable to accrued interest income reversals on non-accrual loans, loan payoffs of loans which had a higher average yield than the average yield of loans held for investment and adjustable rate loans re-pricing to lower market interest rates.  Total loans originated for investment in the third quarter of fiscal 2009 were $3.5 million, consisting primarily of multi-family loans.  Total loans originated for investment were $67.5 million (including $28.3 million of loans purchased for investment) in the third quarter of fiscal 2008, which consisted primarily of multi-family and single-family loans.  The outstanding balance of “preferred loans” (multi-family, commercial real estate, construction and commercial business loans) decreased by $79.6 million, or 13 percent, to $513.6 million at March 31, 2009 from $593.2 million at March 31, 2008.  Outstanding construction loans declined $19.6 million, or 72 percent, to $7.6 million at March 31, 2009 from $27.2 million at March 31, 2008.  The percentage of preferred loans to total loans held for investment at March 31, 2009 remained unchanged at 41 percent in comparison to March 31, 2008.  Loan principal payments received in the third quarter of fiscal 2009 were $36.2 million, compared to $51.9 million in the same quarter of fiscal 2008.
The Federal Home Loan Bank (“FHLB”) – San Francisco did not pay a dividend on its stock in the third quarter of fiscal 2009 as compared to $419,000 in the same quarter last year and announced that it will not redeem excess capital stock on the next regularly scheduled repurchase date of April 30, 2009 as a result of its desire to strengthen its capital ratios.
Average deposits decreased by $71.2 million, or seven percent, to $941.1 million and the average cost of deposits decreased by 110 basis points to 2.26 percent in the third quarter of fiscal 2009, compared to an average balance of $1.01 billion and an average cost of 3.36 percent in the same quarter last year.  Transaction account balances (core deposits) decreased by $8.1 million, or two percent, to $340.0 million at March 31, 2009 from $348.1 million at March 31, 2008, primarily attributable to a decrease in money market account balances.  Time deposits decreased by $76.2 million, or 11 percent, to $607.9 million at March 31, 2009 compared to $684.1 million at March 31, 2008.  The decrease in time deposits was primarily attributable to the strategic decision to be more conservative on the interest rates the Bank pays on time deposits and compete less aggressively with those competitors paying above market rates in order to reduce the cost of the Company liabilities.  The Bank does not have any brokered deposits.
The average balance of borrowings, which primarily consists of FHLB – San Francisco advances, decreased $13.0 million to $460.3 million in the third quarter of fiscal 2009 while the average cost of advances decreased eight basis points to 4.03 percent in the third quarter of fiscal 2009, compared to an average balance of $473.3 million and an average cost of 4.11 percent in the same quarter of fiscal 2008.  The decrease in the average cost of borrowings was primarily the result of maturing long-term advances which had a higher average cost than the average cost of new advances. Additionally, interest rates on FHLB – San Francisco advances have fallen as a result of the unprecedented actions taken by the U.S. Treasury Department and Federal Reserve to reduce interest rates in response to the global credit crisis.
The net interest margin during the third quarter of fiscal 2009 improved 18 basis points to 2.87 percent from 2.69 percent during the same quarter last year.  On a sequential quarter basis, the net interest margin in the third quarter of fiscal 2009 improved 17 basis points from 2.70 percent in the second quarter of fiscal 2009.
During the third quarter of fiscal 2009, the Company recorded a provision for loan losses of $13.54 million, compared to a provision for loan losses of $3.15 million during the same period of fiscal 2008.  The provision for loan losses in the third quarter of fiscal 2009 was primarily attributable to an increase in loan classification downgrades, including an increase in non-performing loans ($12.65 million) and an increase in the general loan loss allowance for loans held for investment ($2.08 million), partly offset by a decline in loans held for investment ($1.19 million).  The general loan loss allowance was augmented to reflect the impact on loans held for investment resulting from the deteriorating general economic conditions in the U.S. such as higher unemployment rates, negative gross domestic product, declining real estate values and lower retail sales.
Non-performing assets, with underlying collateral primarily located in Southern California, increased to $81.0 million, or 5.18 percent of total assets, at March 31, 2009, compared to $32.5 million, or 1.99 percent of total assets at June 30, 2008 and $27.3 million, or 1.63 percent of total assets, at March 31, 2008.  The non-performing assets at March 31, 2009 were primarily comprised of 195 single-family loans ($56.4 million); six multi-family loans ($4.1 million); 10 construction loans ($2.3 million, nine of which, or $263,000, are associated with the previously disclosed Coachella, California construction loan fraud); three commercial real estate loans ($2.2 million); one lot loan ($1.0 million); four commercial business loans ($159,000); nine single-family loans repurchased from, or unable to sell to investors ($1.0 million); and real estate owned comprised of 56 single-family properties ($13.4 million) and 17 undeveloped lots acquired in the settlement of loans ($468,000, fourteen of which, or $409,000, are associated with the Coachella, California construction loan fraud).  Net charge-offs for the quarter ended March 31, 2009 were $6.32 million or 1.94 percent of average loans receivable, compared to $3.14 million or 0.89 percent of average loans receivable for the quarter ended June 30, 2008 and to $3.58 million or 1.02 percent of average loans receivable in the comparable quarter last year.
Classified assets at March 31, 2009 were $101.3 million, comprised of $18.0 million in the special mention category, $69.4 million in the substandard category and $13.9 million in real estate owned.  Classified assets at June 30, 2008 were $68.6 million, consisting of $29.4 million in the special mention category, $29.8 million in the substandard category and $9.4 million in real estate owned.  Classified assets increased at March 31, 2009 from the June 30, 2008 level primarily as a result of additional loan classification downgrades.
For the quarter ended March 31, 2009, thirty-one loans for $13.1 million were modified from their original terms, were re-underwritten and were identified in our asset quality reports as Restructured Loans.  As of March 31, 2009, the outstanding balance of Restructured Loans was $28.2 million:  20 are classified as pass, are not included in the classified asset totals described earlier and remain on accrual status ($7.1 million); one is classified as substandard and remains on accrual status ($240,000); and 58 are classified as substandard on non-accrual status ($20.9 million).
The allowance for loan losses was $42.2 million at March 31, 2009, or 3.36 percent of gross loans held for investment, compared to $19.9 million, or 1.43 percent of gross loans held for investment at June 30, 2008.  The allowance for loan losses at March 31, 2009 includes $24.0 million of specific loan loss reserves, compared to $6.5 million of specific loan loss reserves at June 30, 2008.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment.
The increase in non-interest income in the third quarter of fiscal 2009 compared to the same period of fiscal 2008 was primarily the result of an increase in the gain on sale of loans, partly offset by a decrease in loan servicing and other fees, a larger loss on sale and operations of real estate owned acquired in the settlement of loans and a decrease in other non-interest income.  The decrease in loan servicing and other fees was primarily attributable to lower loan prepayment fees and higher reserves on mortgage servicing rights resulting from higher loan prepayment estimates; while the decrease in other non-interest income was primarily attributable to lower investment services fees and legal settlements.
The gain on sale of loans increased to $6.1 million for the quarter ended March 31, 2009 from $306,000 in the comparable quarter last year.  The average loan sale margin for mortgage banking was 133 basis points for the quarter ended March 31, 2009, compared to 41 basis points in the comparable quarter last year.  Total loans sold for the quarter ended March 31, 2009 were $300.4 million, up 329 percent from $70.0 million for the same quarter last year.  The gain on sale of loans for the third quarter of fiscal 2009 was reduced by a $384,000 recourse provision on loans sold that are subject to repurchase, compared to a $264,000 recourse provision in the comparable quarter last year.  The mortgage banking environment has shown tremendous recent improvement as a result of the significant decline in mortgage interest rates but remains highly volatile as a result of the well-publicized deterioration of the single-family real estate market.
The volume of loans originated for sale increased $279.5 million, or 322 percent, to $366.4 million in the third quarter of fiscal 2009 from $86.9 million during the same period last year, the result of better liquidity in the secondary mortgage markets particularly in FHA/VA loan products and an increase in activity resulting from lower mortgage interest rates.  Total loan originations (including loans originated for investment, loans purchased for investment and loans originated for sale) were $369.9 million in the third quarter of fiscal 2009, an increase of $215.5 million, or 140 percent, from $154.4 million in the same quarter of fiscal 2008.
Twenty-eight real estate owned properties were sold for a net loss of $(606,000) in the quarter ended March 31, 2009 compared to 12 real estate owned properties sold for a net loss of $(302,000) in the same quarter last year.  As of March 31, 2009, the real estate owned balance was $13.9 million (73 properties), compared to $9.4 million (45 properties) at June 30, 2008.

The increase in non-interest expense was primarily the result of an increase in compensation, increases in deposit insurance premiums and regulatory assessments and an increase in other operating expenses.  The higher compensation and other operating expenses were primarily attributable to mortgage banking operations.  The higher deposit insurance and regulatory assessments were primarily attributable to an increase in the FDIC insurance premium.
The Company’s efficiency ratio improved to 47 percent in the third quarter of fiscal 2009 from 59 percent in the third quarter of fiscal 2008.  The improvement was the net result of an increase in non-interest income, partly offset by a decrease in net interest income and an increase in non-interest expense.
The effective income tax rate for the third quarter of fiscal 2009 was 42.0 percent, compared to the effective income tax rate of 48.9 percent in the same quarter last year.  The lower income tax rate was primarily the result of a lower percentage of permanent tax differences relative to income before taxes.  The Company believes that the effective income tax rate applied in the third quarter of fiscal 2009 reflects its current income tax benefit.
The Bank currently operates 14 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates wholesale loan production offices in Pleasanton and Rancho Cucamonga, California and retail loan production offices in Glendora and Riverside, California.
The Company will host a conference call for institutional investors and bank analysts on Thursday, April 30, 2009 at 8:30 a.m. (Pacific Time) to discuss its financial results.  The conference call can be accessed by dialing (800) 398-9397 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Thursday, May 7, 2009 by dialing (800) 475-6701 and referencing access code number 996190.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release and the conference call noted above contain statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make.  Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Office of Thrift Supervision and our bank subsidiary by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses to write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our ability to control operating costs and expenses; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach, or the implementation of new technologies may not be successful; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business; adverse changes in the securities markets; the inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2008.

PROVIDENT FINANCIAL HOLDINGS, INC. Consolidated Statements of Financial Condition (Unaudited – Dollars In Thousands)
	March 31, 2009	June 30, 2008

Assets
Cash and due from banks	$12,254	$12,614
Federal funds sold	-	2,500
Cash and cash equivalents	12,254	15,114

Investment securities – available for sale at fair value	137,178	153,102
Loans held for investment, net of allowance for loan losses of
$42,178 and $19,898, respectively	1,213,368	1,368,137
Loans held for sale, at lower of cost or market	116,098	28,461
Accrued interest receivable	6,162	7,273
Real estate owned, net	13,861	9,355
FHLB – San Francisco stock	32,929	32,125
Premises and equipment, net	6,461	6,513
Prepaid expenses and other assets	24,657	12,367

Total assets	$1,562,968	$1,632,447

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$44,718	$48,056
Interest-bearing deposits	903,229	964,354
Total deposits	947,947	1,012,410

Borrowings	477,903	479,335
Accounts payable, accrued interest and other liabilities	20,926	16,722
Total liabilities	1,446,776	1,508,467

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
Common stock, $.01 par value (15,000,000 shares authorized; 12,435,865 and 12,435,865 shares issued, respectively; 6,219,654 and 6,207,719 shares outstanding, respectively)

	124	124
Additional paid-in capital	75,252	75,164
Retained earnings	133,494	143,053
Treasury stock at cost (6,216,211 and 6,228,146 shares, respectively)
	(93,942)	(94,798)
Unearned stock compensation	-	(102)
Accumulated other comprehensive income, net of tax	1,264	539

Total stockholders’ equity	116,192	123,980

Total liabilities and stockholders’ equity	$1,562,968	$1,632,447

PROVIDENT FINANCIAL HOLDINGS, INC. Consolidated Statements of Financial Condition – Sequential Quarter (Unaudited – Dollars In Thousands)
	March 31, 2009	December 31, 2008

Assets
Cash and due from banks	$12,254	$17,514
Investment securities – available for sale at fair value	137,178	144,931
Loans held for investment, net of allowance for loan losses of
$42,178 and $34,953, respectively	1,213,368	1,265,404
Loans held for sale, at lower of cost or market	116,098	46,447
Accrued interest receivable	6,162	6,712
Real estate owned, net	13,861	11,115
FHLB – San Francisco stock	32,929	32,929
Premises and equipment, net	6,461	6,687
Prepaid expenses and other assets	24,657	19,409

Total assets	$1,562,968	$1,551,148

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$44,718	$40,297
Interest-bearing deposits	903,229	894,527
Total deposits	947,947	934,824

Borrowings	477,903	480,714
Accounts payable, accrued interest and other liabilities	20,926	17,756
Total liabilities	1,446,776	1,433,294

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
Common stock, $.01 par value (15,000,000 shares authorized; 12,435,865 and 12,435,865 shares issued, respectively; 6,219,654 and 6,208,519 shares outstanding, respectively)

	124	124
Additional paid-in capital	75,252	74,943
Retained earnings	133,494	136,251
Treasury stock at cost (6,216,211 and 6,227,346 shares, respectively)
	(93,942)	(93,930)
Accumulated other comprehensive income, net of tax	1,264	466

Total stockholders’ equity	116,192	117,854

Total liabilities and stockholders’ equity	$1,562,968	$1,551,148

PROVIDENT FINANCIAL HOLDINGS, INC. Consolidated Statements of Operations (Unaudited - In Thousands, Except Earnings (Loss) Per Share)

	Quarter Ended March 31,		Nine Months Ended March 31,

	2009	2008	2009	2008
Interest income:
Loans receivable, net	$18,850	$21,645	$59,156	$64,859
Investment securities	1,635	1,959	5,344	5,605
FHLB – San Francisco stock	-	419	324	1,320
Interest-earning deposits	6	4	16	18
Total interest income	20,491	24,027	64,840	71,802

Interest expense:
Checking and money market deposits	282	351	914	1,275
Savings deposits	484	725	1,588	2,316
Time deposits	4,479	7,393	16,047	23,339
Borrowings	4,575	4,839	14,086	15,212
Total interest expense	9,820	13,308	32,635	42,142

Net interest income, before provision for loan losses	10,671	10,719	32,205	29,660
Provision for loan losses	13,541	3,150	35,809	6,809
Net interest (expense) income, after provision for loan losses	(2,870)	7,569	(3,604)	22,851

Non-interest income:
Loan servicing and other fees	91	350	605	1,354
Gain on sale of loans, net	6,107	306	8,692	1,362
Deposit account fees	684	768	2,219	2,211
Gain on sale of investment securities	-	-	356	-
Loss on sale and operations of real estate owned acquired in the settlement of loans	(952)	(680)	(1,838)	(1,688)
Other	457	860	1,153	1,687
Total non-interest income	6,387	1,604	11,187	4,926

Non-interest expense:
Salaries and employee benefits	5,025	4,816	14,175	14,462
Premises and occupancy	695	645	2,129	2,183
Equipment	340	379	1,097	1,170
Professional expenses	294	323	986	1,116
Sales and marketing expenses	93	112	393	415
Deposit insurance and regulatory assessments	403	111	1,013	342
Other	1,098	913	2,758	2,699
Total non-interest expense	7,948	7,299	22,551	22,387

(Loss) income before taxes	(4,431)	1,874	(14,968)	5,390
(Benefit) provision for income taxes	(1,861)	917	(6,216)	2,777
Net (loss) income	$(2,570)	$957	$(8,752)	$2,613

Basic (loss) earnings per share	$(0.41)	$0.16	$(1.41)	$0.42
Diluted (loss) earnings per share	$(0.41)	$0.15	$(1.41)	$0.42
Cash dividends per share	$0.03	$0.18	$0.13	$0.54

PROVIDENT FINANCIAL HOLDINGS, INC. Consolidated Statements of Operations – Sequential Quarter (Unaudited – In Thousands, Except Loss Per Share)
	Quarter Ended
	March 31,	December 31,
	2009	2008
Interest income:
Loans receivable, net	$18,850	$19,648
Investment securities	1,635	1,804
FHLB – San Francisco stock	-	(125)
Interest-earning deposits	6	9
Total interest income	20,491	21,336

Interest expense:
Checking and money market deposits	282	302
Savings deposits	484	535
Time deposits	4,479	5,441
Borrowings	4,575	4,817
Total interest expense	9,820	11,095

Net interest income, before provision for loan losses	10,671	10,241
Provision for loan losses	13,541	16,536
Net interest expense, after provision for loan losses	(2,870)	(6,295)

Non-interest income:
Loan servicing and other fees	91	266
Gain on sale of loans, net	6,107	1,394
Deposit account fees	684	777
Loss on sale and operations of real estate owned acquired in the settlement of loans, net	(952)	(496)
Other	457	383
Total non-interest income	6,387	2,324

Non-interest expense:
Salaries and employee benefits	5,025	4,525
Premises and occupancy	695	718
Equipment	340	397
Professional expenses	294	332
Sales and marketing expenses	93	119
Deposit insurance premiums and regulatory assessments	403	288
Other	1,098	860
Total non-interest expense	7,948	7,239

Loss before taxes	(4,431)	(11,210)
Benefit for income taxes	(1,861)	(4,699)
Net loss	$(2,570)	$(6,511)

Basic loss per share	$(0.41)	$(1.05)
Diluted loss per share	$(0.41)	$(1.05)
Cash dividends per share	$0.03	$0.05

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )

	Quarter Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008
SELECTED FINANCIAL RATIOS:
(Loss) return on average assets	(0.67)%	0.23%	(0.74)%	0.22%
(Loss) return on average stockholders’ equity	(8.69)%	2.99%	(9.62)%	2.73%
Stockholders’ equity to total assets	7.43%	7.60%	7.43%	7.60%
Net interest spread	2.67%	2.43%	2.62%	2.24%
Net interest margin	2.87%	2.69%	2.82%	2.50%
Efficiency ratio	46.59%	59.23%	51.97%	64.73%
Average interest-earning assets to average
interest-bearing liabilities	106.11%	107.28%	106.97%	107.42%

SELECTED FINANCIAL DATA:
Basic (loss) earnings per share	$(0.41)	$0.16	$(1.41)	$0.42
Diluted (loss) earnings per share	$(0.41)	$0.15	$(1.41)	$0.42
Book value per share	$18.68	$20.49	$18.68	$20.49
Shares used for basic EPS computation	6,215,200	6,144,743	6,201,384	6,172,921
Shares used for diluted EPS computation	6,215,200	6,199,695	6,201,384	6,230,182
Total shares issued and outstanding	6,219,654	6,207,719	6,219,654	6,207,719

LOANS ORIGINATED FOR SALE:
Retail originations	$66,965	$30,691	$166,792	$95,325
Wholesale originations	299,419	56,169	534,252	189,447
Total loans originated for sale	$366,384	$86,860	$701,044	$284,772
LOANS SOLD:
Servicing released	$300,398	$67,986	$616,560	$264,634
Servicing retained	-	2,000	193	4,534
Total loans sold	$300,398	$69,986	$616,753	$269,168

	As of	As of	As of	As of
	03/31/09	12/31/08	09/30/08	06/30/08
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Non-performing loans to loans held for investment, net	5.53%	3.62%	2.70%	1.70%
Non-performing assets to total assets	5.18%	3.67%	2.80%	1.99%
Allowance for loan losses to non-performing loans	62.82%	76.24%	62.99%	85.79%
Allowance for loan losses to gross loans held for
investment	3.36%	2.69%	1.67%	1.43%
Net charge-offs to average loans receivable	1.94%	1.24%	0.90%	0.89%
Non-performing loans	$67,137	$45,848	$35,749	$23,193
Loans 30 to 89 days delinquent	$10,823	$9,021	$6,182	$7,367

REGULATORY CAPITAL RATIOS:
Tangible equity ratio	7.06%	7.25%	7.42%	7.19%
Core capital ratio	7.06%	7.25%	7.42%	7.19%
Total risk-based capital ratio	12.68%	12.88%	12.96%	12.25%
Tier 1 risk-based capital ratio	11.42%	11.63%	11.71%	10.99%

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)

(Dollars in Thousands)	As of March 31,
	2009		2008
INVESTMENT SECURITIES:	Balance	Rate	Balance	Rate
Available for sale (at fair value):
U.S. government sponsored enterprise debt securities	$5,381	4.00%	$9,296	3.42%
U.S. government agency MBS	83,361	4.91	94,634	5.14
U.S. government sponsored enterprise MBS	46,982	5.00	60,973	5.44
Private issue collateralized mortgage obligations	1,454	4.38	3,047	4.47
Freddie Mac common stock	-		152
Fannie Mae common stock	-		10
Other common stock	-		476
Total investment securities available for sale	137,178	4.90%	168,588	5.12%

LOANS HELD FOR INVESTMENT:
Single-family (1 to 4 units)	$731,950	5.85%	$820,586	5.97%
Multi-family (5 or more units)	378,425	6.32	408,613	6.54
Commercial real estate	118,164	6.95	148,153	7.02
Construction	9,108	8.53	43,814	8.65
Commercial business	9,413	6.86	9,154	6.95
Consumer	1,024	8.13	544	10.98
Other	4,413	7.84	3,708	8.69
Total loans held for investment	1,252,497	6.13%	1,434,572	6.34%

Undisbursed loan funds	(1,493)		(16,566)
Deferred loan costs	4,542		5,521
Allowance for loan losses	(42,178)		(16,742)
Total loans held for investment, net	$1,213,368		$1,406,785

Purchased loans serviced by others included above	$129,769	6.11%	$155,390	6.70%

DEPOSITS:
Checking accounts – non interest-bearing	$44,718	-%	$46,884	-%
Checking accounts – interest-bearing	125,983	0.67	123,405	0.62
Savings accounts	144,095	1.39	146,793	1.61
Money market accounts	25,240	1.47	31,018	1.87
Time deposits	607,911	2.77	684,067	4.21
Total deposits	$947,947	2.12%	$1,032,167	3.15%

Note: The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited – Dollars in Thousands)
	As of March 31,
	2009		2008
	Balance	Rate	Balance	Rate
BORROWINGS:
Overnight	$11,200	0.21%	$15,000	2.13%
Six months or less	60,000	2.40	153,000	2.64
Over six to twelve months	62,000	3.58	25,000	3.42
Over one to two years	143,000	4.30	82,000	3.88
Over two to three years	85,000	4.24	123,000	4.46
Over three to four years	40,000	3.96	60,000	4.75
Over four to five years	60,000	3.81	40,000	3.96
Over five years	16,703	3.26	1,744	6.37
Total borrowings	$477,903	3.73%	$499,744	3.69%

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
SELECTED AVERAGE BALANCE SHEETS:	Balance	Balance	Balance	Balance

Loans receivable, net (1)	$1,303,625	$1,403,695	$1,334,841	$1,392,243
Investment securities	141,802	158,187	148,625	153,808
FHLB – San Francisco stock	32,929	31,274	32,692	32,392
Interest-earning deposits	8,707	562	8,167	613
Total interest-earning assets	$1,487,063	$1,593,718	$1,524,325	$1,579,056

Deposits	$941,088	$1,012,283	$953,183	$1,008,849
Borrowings	460,296	473,334	471,860	461,161
Total interest-bearing liabilities	$1,401,384	$1,485,617	$1,425,043	$1,470,010

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
	Yield/Cost	Yield/Cost	Yield/Cost	Yield/Cost

Loans receivable, net (1)	5.78%	6.17%	5.91%	6.21%
Investment securities	4.61%	4.95%	4.79%	4.86%
FHLB – San Francisco stock	-	5.36%	1.32%	5.43%
Interest-earning deposits	0.28%	2.85%	0.26%	3.92%
Total interest-earning assets	5.51%	6.03%	5.67%	6.06%

Deposits	2.26%	3.36%	2.59%	3.55%
Borrowings	4.03%	4.11%	3.98%	4.39%
Total interest-bearing liabilities	2.84%	3.60%	3.05%	3.82%

(1)	Includes loans held for investment, loans held for sale and receivable from sale of loans.

Note: The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

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